DRAFT [LOGO OF PACIFIC LIFE]	Pacific Life Insurance Company P.O. Box 7187 • Pasadena, CA 91109-7187 www.PacificLife.com (800) 722-2333 (See instructions for mailing addresses)	EXHIBIT 5(e) GUARANTEED PROTECTION ADVANTAGE[5] (GPA5) RIDER REQUEST

Use this form to:

Add the optional GPA5 rider to the contract. Complete Sections 1, 2 and 4.

Terminate the GPA5 rider from the contract. Complete Sections 1, 3 and 4.

1	GENERAL INFORMATION Owner’s Name (First, Middle Initial, Last)		Daytime Telephone Number	Contract Number If known.
( )

2

ADD THE GPA[5] RIDER — Check the box to add the rider to your contract. You must enroll, or be enrolled, in Portfolio Optimization to add the rider. IN ORDER TO ADD THE GPA[5] RIDER, THIS REQUEST MUST BE RECEIVED IN GOOD ORDER BY PACIFIC LIFE WITHIN SIXTY (60) DAYS OF THE CONTRACT ISSUE DATE OR THIRTY (30) DAYS AFTER ANY CONTRACT ANNIVERSARY. See instructions for additional requirements and product availability.

☐  Add the GPA[5] rider to my contract.

Terms and Conditions: By adding this rider to my contract, I understand that:

•   In order for the contract value or adjusted contract value to be increased to the guaranteed protection amount, the entire contract value must be invested for the entire term according to an asset allocation program established and maintained by Pacific Life for this rider. A term is defined as the ten (10) year period beginning on the effective date of the rider or on a step-up date.

•   The rider will terminate on the contract anniversary following the day any portion of the contract value is no longer invested according to an asset allocation program established and maintained by Pacific Life for this rider.

•   On each contract anniversary, an annual charge of 0.10% of the contract value or on Pacific Portfolio, the adjusted contract value, will be deducted from my contract for the prior contract year. The guaranteed protection charge may change if you elect a step-up in the guaranteed protection amount.

3	TERMINATE THE GPA[5] RIDER Check the box to terminate the rider from your contract.

☐  Terminate the GPA[5] rider from my contract.

Terms and Conditions: By terminating this rider from my contract, I understand that:

•   If this request is received in good order by Pacific Life within thirty (30) days after a contract anniversary, the rider will terminate on that contract anniversary. If this request is received thirty-one (31) days or more after the last contract anniversary, the rider will terminate on the next contract anniversary.

•   If the rider terminates for reasons other than for death or annuitization, the entire annual charge then in effect for the contract year will be deducted from the contract on the effective date of termination.

• All benefits of the rider will be forfeited upon termination, if such termination occurs prior to the end of the term. • All other provisions of my contract will remain in force.

4

ACKNOWLEDGMENT AND SIGNATURE(S)

I have received and read the applicable product prospectus describing the optional GPA[5] rider. I have read and understand the terms and conditions under Section 2, if I have elected to add the optional GPA[5] rider to my contract. I have discussed this product with my registered representative, and believe the selection made meets my insurable needs and financial objectives.

I UNDERSTAND THAT IN ORDER FOR THE GPA[5] RIDER TO BE ADDED TO THE CONTRACT, THIS REQUEST MUST BE RECEIVED IN GOOD ORDER BY PACIFIC LIFE WITHIN SIXTY (60) DAYS OF THE CONTRACT ISSUE DATE OR THIRTY (30) DAYS AFTER ANY CONTRACT ANNIVERSARY, FOR THE RIDER TO BE EFFECTIVE ON THE CONTRACT ISSUE DATE OR CONTRACT ANNIVERSARY. IF THIS REQUEST IS NOT RECEIVED WITHIN THIS TIMEFRAME, THE GPA[5] RIDER WILL NOT BE ADDED.

The following statement applies only if you have elected to terminate the GPA[5] Rider:

I have read and understand the terms and conditions under Section 3, if I have elected to terminate the GPA[5] Rider from my contract.

		/ /		/ /
	Owner’s Signature	mo day yr	Joint Owner’s Signature	mo day yr

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[LOGO OF PACIFIC LIFE]	GUARANTEED PROTECTION ADVANTAGE[5] (GPA5) RIDER REQUEST

When to use this form:	Use this form to add or terminate the optional GPA[5] rider to or from your contract. You must enroll, or be enrolled, in Portfolio Optimization to add the rider to your contract.

To complete this form:	Print clearly using dark ink. Provide requested information in full. An incomplete form may delay processing.

Where to send this form:	By regular mail: Pacific Life Insurance Company P.O. Box 7187 Pasadena, CA 91109-7187	By overnight mail: Pacific Life Insurance Company 1111 S. Arroyo Parkway, Suite 205 Pasadena, CA 91105-3967

Additional forms:	If you are adding the optional GPA[5] rider to your contract with this form, the following forms are also required.
If you are:

a new client enrolling in Portfolio Optimization
• Pacific Life variable annuity application
• Portfolio Optimization Acknowledgment

an existing client enrolling in Portfolio Optimization
• Portfolio Optimization Acknowledgment

an existing client currently enrolled in Portfolio Optimization
• No additional forms are required

Who to call for help or questions:	Contact your registered representative or call Pacific Life customer service at (800) 722-2333.

INSTRUCTIONS

1	General Information: Provide the owner’s name, daytime telephone number and contract number, if known.
2

Add the GPA Rider: In connection with Portfolio Optimization, you may add the optional GPA[5] rider to your contract, subject to product availability and the minimum requirements set forth below. This rider is available only on Pacific Portfolios, Pacific Value, Pacific Innovations, Pacific Innovations Select, Pacific One, Pacific One Select, Pacific Odyssey and PSVA products, and subject to state availability. On any contract anniversary beginning with the 5th anniversary of the rider effective date, you may elect to step-up the guaranteed protection amount to the contract value as of the step-up date. The guaranteed protection charge may change if you elect a step-up in the guaranteed protection amount. The guaranteed protection charge will never exceed the guaranteed protection charge then being offered for this same benefit under newly issued riders. Refer to the product’s prospectus for more information. Complete this section to add the rider to your contract. Review the terms and conditions before checking the box and signing the form.

Minimum Requirements: To qualify to purchase the optional GPA[5] rider: a) you are enrolling, or are enrolled, in Portfolio Optimization; b) all annuitants must be age 85 or younger on the date of purchase; and c) the date of purchase must be at least ten (10) years prior to the selected annuity date.

3	Terminate the GPA[5] Rider: Complete this section to terminate the rider from your contract. Review the terms and conditions before checking the box and signing the form.
4	Acknowledgment and Signature(s): The form must be signed and dated by the owner. In cases of joint ownership, both owners must sign.

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